Exhibit 21


                               SUBSIDIARIES

 The subsidiaries of the Company as of October 31, 1996 are as follows:

                                                             Jurisdiction of
Name of Subsidiary                                            Incorporation
------------------                                           ---------------
Angus Electronics Co.                                            Delaware

Armtec Defense Products Co.                                      Delaware

Auxitrol Co.                                                     Delaware

Equipment Sales Co.                                              Connecticut

Excellon Automation Co.                                          California
        Tulon Co.                                                California
        Excellon U.K.                                            California
        Excellon Europa GmbH                                     Germany
        Amtech Automated Manufacturing Technology, Inc.          Utah

Federal Products Co.                                             Delaware
        Federal Products U.K.                                    Delaware

Hytek Finishes Co.                                               Delaware

Korry Electronics Co.                                            Delaware

Mason Electric Co.                                               Delaware

Midcon Cables Co.                                                Delaware

TA Mfg. Co.                                                      California

W.A. Whitney Co.                                                 Illinois

Auxitrol Technologies S.A.                                       France
        Auxitrol S.A.                                            France

        The above list excludes certain subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of October 31, 1996.